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                      August 10, 2023

       Yu Zhang
       Chief Financial Officer
       Kanzhun Limited
       18/F, GrandyVic Building
       Taiyanggong Middle Road
       Chaoyang District, Beijing 100020
       People   s Republic of China

                                                        Re: Kanzhun Limited
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 27,
2023
                                                            File No. 001-40460

       Dear Yu Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation